UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

CHROMADEX CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53290

Delaware	26-2940963
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10005 Muirlands Boulevard
Suite G
Irvine, California, 92618
(Address of principal executive offices, including zip code)

949-419-0288
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 15, 2016, ChromaDex, Inc. (“ChromaDex”), a wholly owned subsidiary of ChromaDex Corporation (the “Company”), entered into a Second Addendum to Nicotinamide Riboside Supply Agreement (the “Second Amendment”), with Thorne Research, Inc. (“Thorne”).  The Second Amendment amends the NIAGEN® Supply Agreement, dated July 9, 2013, by and between ChromaDex and Thorne (the “Supply Agreement”), as amended by the Addendum to the Nicotinamide Riboside Supply Agreement, dated July 24, 2015 (the “Prior Amendment”).

Under the terms of the Supply Agreement and Prior Amendment, the Company provided its NIAGEN® product exclusively to Thorne for the direct to healthcare-practitioner channel in North America, provided Thorne met certain product launch milestones as described in the Supply Agreement, including certain minimum purchase requirements through September 30, 2016.  The Prior Amendment also provided Thorne an exclusive supply of product that combined nicotinamide riboside with certain other compounds.

Pursuant to the Second Amendment, ChromaDex and Thorne agreed to the following:

(1)	The term of the Supply Agreement is extended through December 31, 2018.
(2)
Thorne retains exclusivity in the following territories if certain requirements are met, including minimum purchase requirements of approximately $6.0 million from October 1, 2016 through December 31, 2018:

	(a)	Stand-alone nicotinamide riboside product in the licensed health care professionals channel in the United States only.
	(b)	The combination of nicotinamide riboside with certain other compounds in all channels, in the United States and Canada, with right of first refusal for other countries on the combinations.

The foregoing description of the Second Amendment is only a summary and is qualified in its entirety by reference to the Second Amendment. The Company intends to file a copy of the Second Amendment as an exhibit to its Quarterly Report on Form 10-Q for its quarter ending October 1, 2016, portions of which will be subject to a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, for certain portions of the Second Amendment. The omitted material will be included in the request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2016	CHROMADEX CORPORATION

	By:	/s/ Frank L. Jaksch, Jr.
Frank L. Jaksch, Jr.
Chief Executive Officer